                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            Crossroads Systems, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    22765D100
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 22765D100                                          Page 2 of  12 pages
-------------------                                          -------------------

-------------------------------------------------------------------------------
      1.  Names of Reporting Persons:
                   Austin Ventures IV-A, L.P.

          I.R.S. Identification Nos. of Above Persons (Entities Only):

-------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions):
                   (a)      [ ]
                   (b)      [X]

-------------------------------------------------------------------------------
      3.  SEC Use Only:

-------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization:
                   Delaware

-------------------------------------------------------------------------------
     Number of Shares           5.  Sole Voting Power:
 Beneficially Owned by Each                2,026,210
   Reporting Person With:
                                -----------------------------------------------
                                6.  Shared Voting Power:
                                           0

                                -----------------------------------------------
                                7.  Sole Dispositive Power:
                                           2,026,210

                                -----------------------------------------------
                                8.  Shared Dispositive Power:
                                           0

-------------------------------------------------------------------------------
      9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
                    2,026,210

-------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                   [ ]

-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9):
                   7.6%

-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions):
                   PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 22765D100                                          Page 3 of  12 pages
-------------------                                          -------------------

-------------------------------------------------------------------------------
      1.  Names of Reporting Persons:
                   Austin Ventures IV-B, L.P.

          I.R.S. Identification Nos. of Above Persons (Entities Only):

-------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions):
                   (a)      [ ]
                   (b)      [X]

-------------------------------------------------------------------------------
      3.  SEC Use Only:

-------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization:
                   Delaware

-------------------------------------------------------------------------------
     Number of Shares           5.  Sole Voting Power:
 Beneficially Owned by Each                4,250,963
   Reporting Person With:
                                -----------------------------------------------
                                6.  Shared Voting Power:
                                           0

                                -----------------------------------------------
                                7.  Sole Dispositive Power:
                                           4,250,963

                                -----------------------------------------------
                                8.  Shared Dispositive Power:
                                           0

-------------------------------------------------------------------------------
      9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
                    4,250,963

-------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                   [ ]

-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9):
                   16.0%

-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions):
                   PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 22765D100                                          Page 4 of  12 pages
-------------------                                          -------------------

-------------------------------------------------------------------------------
      1.  Names of Reporting Persons:
                   AV Partners IV, L.P.

          I.R.S. Identification Nos. of Above Persons (Entities Only):

-------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions):
                   (a)      [ ]
                   (b)      [X]

-------------------------------------------------------------------------------
      3.  SEC Use Only:

-------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization:
                   Delaware

-------------------------------------------------------------------------------
      Number of Shares           5.  Sole Voting Power:
 Beneficially Owned by Each                6,277,173
   Reporting Person With:
                                -----------------------------------------------
                                6.  Shared Voting Power:
                                           0

                                -----------------------------------------------
                                7.  Sole Dispositive Power:
                                           6,277,173

                                -----------------------------------------------
                                8.  Shared Dispositive Power:
                                           0

-------------------------------------------------------------------------------
      9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
                    6,277,173

-------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                   [ ]

-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9):
                   23.6%

-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions):
                   PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 22765D100                                          Page 5 of  12 pages
-------------------                                          -------------------

-------------------------------------------------------------------------------
      1.  Names of Reporting Persons:
                   Austin Ventures VI, L.P.

          I.R.S. Identification Nos. of Above Persons (Entities Only):

-------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions):
                   (a)      [ ]
                   (b)      [X]

-------------------------------------------------------------------------------
      3.  SEC Use Only:

-------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization:
                   Delaware

-------------------------------------------------------------------------------
     Number of Shares           5.  Sole Voting Power:
 Beneficially Owned by Each                291,793
   Reporting Person With:
                                -----------------------------------------------
                                6.  Shared Voting Power:
                                           0

                                -----------------------------------------------
                                7.  Sole Dispositive Power:
                                           291,793

                                -----------------------------------------------
                                8.  Shared Dispositive Power:
                                           0

-------------------------------------------------------------------------------
      9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
                    291,793

-------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                   [ ]

-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9):
                   1.1%

-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions):
                   PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 22765D100                                          Page 6 of  12 pages
-------------------                                          -------------------

-------------------------------------------------------------------------------
      1.  Names of Reporting Persons:
                   Austin Ventures VI Affiliates Fund, L.P.

          I.R.S. Identification Nos. of Above Persons (Entities Only):

-------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions):
                   (a)      [ ]
                   (b)      [X]

-------------------------------------------------------------------------------
      3.  SEC Use Only:

-------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization:
                   Delaware

-------------------------------------------------------------------------------
     Number of Shares           5.  Sole Voting Power:
 Beneficially Owned by Each                8,206
   Reporting Person With:
                                -----------------------------------------------
                                6.  Shared Voting Power:
                                           0

                                -----------------------------------------------
                                7.  Sole Dispositive Power:
                                           8,206

                                -----------------------------------------------
                                8.  Shared Dispositive Power:
                                           0

-------------------------------------------------------------------------------
      9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
                    8,206

-------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                   [ ]

-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9):
                   0.0%

-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions):
                   PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 22765D100                                          Page 7 of  12 pages
-------------------                                          -------------------

-------------------------------------------------------------------------------
      1.  Names of Reporting Persons:
                   Austin Ventures VI Affiliates Fund, L.P.

          I.R.S. Identification Nos. of Above Persons (Entities Only):

-------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions):
                   (a)      [ ]
                   (b)      [X]

-------------------------------------------------------------------------------
      3.  SEC Use Only:

-------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization:
                   Delaware

-------------------------------------------------------------------------------
     Number of Shares           5.  Sole Voting Power:
 Beneficially Owned by Each                299,999
   Reporting Person With:
                                -----------------------------------------------
                                6.  Shared Voting Power:
                                           0

                                -----------------------------------------------
                                7.  Sole Dispositive Power:
                                           299,999

                                -----------------------------------------------
                                8.  Shared Dispositive Power:
                                           0

-------------------------------------------------------------------------------
      9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
                    299,999

-------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                   [ ]

-------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9):
                   1.1%

-------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions):
                   PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 22765D100                                          Page 8 of  12 pages
-------------------                                          -------------------


Item 1   (a).     Name of Issuer:  Crossroads Systems, Inc.

         (b).     Address of Issuer's Principal Executive Offices:
                  9390 Research Boulevard, Suite-II-300
                  Austin, Texas 78759

Item 2   (a)-(c). Name, Address and Citizenship of Person Filing:

                  (1) Austin Ventures IV-A, L.P.
                      114 West Seventh Street
                      Suite 1300
                      Austin, Texas 78701
                      Citizenship: Delaware

                  (2) Austin Ventures IV-B, L.P.
                      114 West Seventh Street
                      Suite 1300
                      Austin, Texas 78701
                      Citizenship: Delaware

                  (3) AV Partners IV, L.P.
                      114 West Seventh Street
                      Suite 1300
                      Austin, Texas 78701
                      Citizenship: Delaware

                  (4) Austin Ventures VI, L.P.
                      114 West Seventh Street
                      Suite 1300
                      Austin, Texas 78701
                      Citizenship: Delaware

                  (5) Austin Ventures VI Affiliates Fund, L.P.
                      114 West Seventh Street
                      Suite 1300
                      Austin, Texas 78701
                      Citizenship: Delaware

                  (6) AV Partners VI, L.P.
                      114 West Seventh Street
                      Suite 1300
                      Austin, Texas 78701
                      Citizenship: Delaware

         (d). Title of Class of Securities: Common Stock, par value $.001 per share

         (e).     CUSIP Number:  22765D100

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 22765D100                                          Page 9 of  12 pages
-------------------                                          -------------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

              (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

              (b) [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                        78c);

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

              (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         The information in items 1 and 5 through 11 on the cover pages (pp. 2-7) on Schedule 13G is hereby incorporated by reference.

         Austin Ventures IV-A, L.P., a Delaware limited partnership, owns 2,026,210 shares of the Common Stock of Crossroads Systems, Inc. Austin Ventures IV-B, L.P., a Delaware limited partnership, owns 4,250,963 shares of the Common Stock of Crossroads Systems, Inc. AV Partners IV, L.P., a Delaware limited partnership, is the general partner of both Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P., and as such, may be deemed to be the beneficial owner of 6,277,173 shares of Common Stock of Crossroads Systems, Inc.

         Austin Ventures VI, L.P., a Delaware limited partnership, owns 291,793 shares of Common Stock of Crossroads Systems, Inc. Austin Ventures VI Affiliates Fund, L.P., a Delaware limited partnership, owns 8,206 shares of Common Stock of Crossroads Systems, Inc. AV Partners VI, L.P., a Delaware limited partnership, is the general partner of both Austin Ventures VI, L.P. and Austin Ventures VI Affiliates Fund, L.P., and as such, may be deemed to be the beneficial owner of 299,999 shares of Common Stock of Crossroads Systems, Inc.

Item 5. Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

                                  SCHEDULE 13G

-------------------                                         --------------------
CUSIP No. 22765D100                                         Page 10 of  12 pages
-------------------                                         --------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

Item 9. Notice of Dissolution of Group.

        Not applicable.

Item 10. Certifications.

        Not applicable.

                                  SCHEDULE 13G

-------------------                                         --------------------
CUSIP No. 22765D100                                         Page 11 of  12 pages
-------------------                                         --------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 14, 2000
                                         (Date)


                                      AUSTIN VENTURES IV-A, L.P.

                                      By:  AV PARTNERS IV, L.P.,
                                           its general partner,


                                      By: /s/ KENNETH P. DeANGELIS
                                         --------------------------------------
                                           Name: Kenneth P. DeAngelis
                                           Title: General Partner



                                      AUSTIN VENTURES IV-B, L.P.

                                      By:  AV PARTNERS IV, L.P.,
                                           its general partner,


                                      By: /s/ KENNETH P. DeANGELIS
                                         --------------------------------------
                                           Name: Kenneth P. DeAngelis
                                           Title: General Partner



                                      AV PARTNERS IV, L.P.


                                      By: /s/ KENNETH P. DeANGELIS
                                         --------------------------------------
                                           Name: Kenneth P. DeAngelis
                                           Title: General Partner

                                  SCHEDULE 13G

-------------------                                         --------------------
CUSIP No. 22765D100                                         Page 12 of  12 pages
-------------------                                         --------------------


                                      AUSTIN VENTURES VI, L.P.

                                      By:  AV PARTNERS VI, L.P.,
                                           its general partner,


                                      By: /s/ KENNETH P. DeANGELIS
                                         --------------------------------------
                                           Name:  Kenneth P. DeAngelis
                                           Title: General Partner



                                      AUSTIN VENTURES VI AFFILIATES FUND, L.P.


                                      By:  AV PARTNERS VI, L.P.,
                                           its general partner,


                                      By: /s/ KENNETH P. DeANGELIS
                                         --------------------------------------
                                           Name:  Kenneth P. DeAngelis
                                           Title: General Partner



                                      AV PARTNERS VI, L.P.


                                      By: /s/ KENNETH P. DeANGELIS
                                         --------------------------------------
                                           Name:  Kenneth P. DeAngelis
                                           Title: General Partner